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                                                                  EXHIBIT 10.103



September 5, 2002




Eva Sage-Gavin
Senior Vice President, Global Talent Organization
Sun Microsystems

Dear Eva,

Congratulations on your recent promotion and a great Fiscal 2002. Your contributions to the Human Resources organization and Sun Microsystems are absolutely critical to our success, and we want to recognize your unique value to this organization in a meaningful way.

In addition to your normal FY02 bonus, you are being awarded an extraordinary bonus of $380,000 (gross). This special bonus recognizes your expanded responsibilities during the latter half of FY02 and outstanding performance on the creation of the Global Talent Organization. In addition, this is intended to serve as a tangible indicator of our desire to retain you as a key member of Sun's senior leadership team.

$190,000 will be paid to you as soon as practicable. The remaining $190,000 will be paid to you on October 3, 2003 provided you do not voluntarily terminate your employment with Sun and you are not terminated for cause prior to that date.

This letter supercedes any previous letters on this subject matter.

Eva, I look forward to working with you during FY03 and beyond as we reshape our organization to meet our objectives.

Regards,

/s/ Crawford Beveridge
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Crawford Beveridge
Executive Vice President, People and Places
& Chief Human Resources Officer
Sun Microsystems



                             PERSONAL & CONFIDENTIAL